      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1999
================================================================================
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            APPLIEDTHEORY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   16-1491253
                                (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                        OF INCORPORATION OR ORGANIZATION)

                         40 CUTTER MILL ROAD, SUITE 405
                           GREAT NECK, NEW YORK 11021
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                        1996 INCENTIVE STOCK OPTION PLAN
                             1999 STOCK OPTION PLAN
                        1999 EMPLOYEE STOCK PURCHASE PLAN
                           (FULL TITLES OF THE PLANS)

                               RICHARD MANDELBAUM
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            APPLIEDTHEORY CORPORATION
                         40 CUTTER MILL ROAD, SUITE 405
                           GREAT NECK, NEW YORK 11021
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (516) 466-8422
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF EACH CLASS OF                AMOUNT TO BE          OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
      SECURITIES TO BE REGISTERED               REGISTERED              PER SHARE               PRICE               FEE
      ---------------------------               ----------              ---------               -----               ---
    Common Stock, $.01 par value per share
    in respect of:
         1996 Incentive Stock Option Plan       3,089,275             $  2.01(1)           $ 6,209,443(1)        $ 1,726.23
         1999 Stock Option Plan                 2,400,000             $15.594(2)           $37,425,600(2)        $10,404.32
         1999 Employee Stock Purchase Plan      2,250,000             $15.594(2)           $35,086,500(2)        $ 9,754.05
         Re-offer Prospectus for shares
            under 1996 Incentive Stock
            Option Plan                         4,516,638             $15.594(2)           $70,432,452(2)        $19,580.22


(1) Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the weighted average exercise price for the shares under the 1996 Incentive Stock Option Plan.

(2) Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's common stock on the Nasdaq National Market on July 13, 1999.

                                    STATEMENT

                  We are filing this Form S-8 Registration Statement with the Securities and Exchange Commission in order to register 12,255,913 shares of our common stock, par value $.01 per share, (i) 3,089,275 of which are issuable upon exercise of options granted under our 1996 Incentive Stock Option Plan,
(ii) 2,400,000 of which are issuable upon exercise of options granted or to be granted under our 1999 Stock Option Plan and (iii) 2,250,000 of which are issuable upon exercise of options granted or to be granted under our 1999 Employee Stock Purchase Plan.

                  Under cover of this Form S-8 is a re-offer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The re-offer prospectus may be used for re-offerings and resales of up to 4,516,638 shares of our common stock acquired by selling stockholders through participation in our 1996 Incentive Stock Option Plan.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      PLAN INFORMATION.

                  Not filed as part of this registration statement pursuant to Note to Part I of Form S-8.

ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

                  Not filed as part of this registration statement pursuant to Note to Part I of Form S-8.

                               RE-OFFER PROSPECTUS

                            APPLIEDTHEORY CORPORATION
                         40 Cutter Mill Road, Suite 405
                              Great Neck, NY 11021
                                 (516) 466-8422

                        1996 Incentive Stock Option Plan
                        4,516,638 SHARES OF COMMON STOCK
                           (par value $.01 per share)

                  The selling stockholders identified in this re-offer prospectus may periodically offer and sell the shares of our common stock they acquired upon the exercise of options granted under our 1996 Incentive Stock Option Plan. In addition, certain unnamed stockholders who are not affiliates of us and who hold less than 1,000 shares of the common stock issued under our 1996 option plan may use this re-offer prospectus to sell those shares. However, the sale of shares in reliance upon this re-offer prospectus is subject to the volume limitations described in Rule 144(e) under the Securities Act of 1933, which are restrictions on the amount of securities that may be sold in any three month period.

                  We will not receive any of the proceeds from the sale of these shares. We do not know when the proposed sale of the shares by the selling stockholders will occur. The sales may occur in transactions in the national over-the-counter market, in negotiated transactions or otherwise at prices prevailing at the time of sale. We have paid the expenses incurred in registering the shares covered by this re-offer prospectus. See "Use of Proceeds" and "Selling Stockholders" on page I-17 and "Plan of Distribution" on page I-19.

                  The shares issued before the filing of this re-offer prospectus pursuant to exercises of options granted under our 1996 option plan remain "restricted securities" under the Securities Act of 1933 until they are sold pursuant to this re-offer prospectus. This re-offer prospectus has been prepared to register those restricted securities under the Securities Act and allow for future sales by the selling stockholders to the public without restriction, except for the volume limitations imposed under Rule 144(e). To our knowledge, the selling stockholders have made no arrangement with any brokerage firm for the sale of the shares registered pursuant to this re-offer prospectus. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to the underwriting commissions or discounts under the Securities Act.

                  Our common stock is traded in the over-the-counter market and quoted on the Nasdaq National market under the symbol "ATHY". The high and low prices for our common stock on July 13, 1999, as reported on the Nasdaq National Market were $16.688 and $14.50 per share, respectively. You are urged to obtain current market data before you purchase our stock.

                  You should rely only on the information contained or referred to in this re-offer prospectus. We have not authorized anyone to provide you with information that is different. This re-offer prospectus is not an offer to sell our shares and is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted. You should not assume that the information in this re-offer prospectus or any of its supplements is accurate as of any date other than the date on the front of these documents.

                  THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE ACQUIRING SHARES OF OUR COMMON STOCK.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 19-, 1999

                                  RISK FACTORS

                  You should read and consider the discussion in this re-offer prospectus in conjunction with the discussion in our quarterly reports and annual reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and our audited financial statements and notes thereto and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as of and for the year ended December 31, 1998 which are included in the registration statement on Form S-1 (File No. 333-72133), as filed with the Securities and Exchange Commission in connection with our initial public offering of common stock.

                  Unless the context otherwise requires, references in this re-offer prospectus to "AppliedTheory," the "Company," "we," "our" and "us" refer to AppliedTheory Corporation.

                  From time to time, in both written and in oral statements by our senior management, we express expectations and other statements regarding future performance. These forward-looking statements are inherently uncertain and you must recognize that events could turn out to be different than such expectations and statements. We discuss key factors impacting current and future performance in the registration statement for our initial public offering on Form S-1 (Commission File No. 333-72133) filed with the Securities and Exchange Commission on April 30, 1999 and in the other filings and reports described above. In addition, you should consider the following risk factors.

       ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

WE HAVE A LIMITED OPERATING HISTORY AND MAY SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

                  We have a limited operating history, and our business model is still in development. We were incorporated in 1995 and commenced operations in late 1996. As an early stage Internet company we are subject to expenses and difficulties associated with implementing our business plan that are not typically encountered by more mature companies. The risks associated with implementing our business plan relate to:

                  -    building out our operations infrastructure;

                  -    expanding our sales structure and marketing programs;

                  -    increasing awareness of our brand;

                  - providing services to our customers that are reliable and cost-effective;

                  -    responding to technological development
                       or service offerings by competitors; and

                  -    attracting and retaining qualified personnel.

                  If we are not successful in implementing our business plan, our business or future financial or operating results could suffer.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT THESE LOSSES TO INCREASE IN THE FORESEEABLE FUTURE.

                  We have incurred significant net losses and negative cash flows in each quarterly and annual period since inception and expect to continue to do so for the foreseeable future. At

March 31, 1999, we had an accumulated deficit of approximately $17.4 million. We incurred net losses of $1.7 million and $.79 million in the three months ended March 31, 1999 and 1998, respectively. In connection with our expansion plans, we anticipate making significant investments in sales and marketing, new distributed data centers, customer support and personnel. As a result of our expansion plans, we expect our net losses and negative cash flows from operations on a quarterly and annual basis to increase in the foreseeable future. Our ability to achieve profitability is dependent in large part upon the successful completion of the Gemini2000 Network over which we have no control, and the successful implementation of our nationwide expansion strategy. The Gemini2000 Network is the first coast-to-coast, next generation Internet backbone network which is designed to carry both research and commercial traffic. We are deploying this network together with IXC Communications, Inc., an affiliate of one of our significant stockholders. We cannot assure you that we will achieve or sustain revenue growth or profitability on either a quarterly or annual basis.

TO DATE, MOST OF OUR REVENUES HAVE BEEN DERIVED FROM CUSTOMERS LOCATED IN NEW YORK STATE AND WE MAY NOT SUCCESSFULLY EXECUTE OUR NATIONWIDE GROWTH STRATEGY.

                  To date, most of our revenues have been derived from customers located in New York State. Our business strategy is to become a leading national provider of advanced Internet technology solutions to the business mid-market and select public sector organizations. The risks we may encounter in executing our nationwide growth strategy include the possibility that:

                  - our products and services are not accepted beyond our current market;

                  - there are significant delays in the roll-out of the Gemini2000 Network or our new data centers;

                  - the technology upon which the Gemini2000 Network is based is overtaken;

                  - we fail to successfully implement our sales and marketing strategy on a national scale;

                  -   we fail in our efforts to build a national sales force;
                      and/or

                  -   we fail to develop a nationally recognized brand.

OUR RAPID GROWTH STRATEGY IS LIKELY TO PLACE A SIGNIFICANT STRAIN ON OUR RESOURCES.

                  Our future success depends in large part on our ability to manage any achieved growth in our business. For our nationwide growth strategy to succeed, we will need:

                  -   to expand our business with new and current customers;

                  -   to develop and offer successful new products and services;

                  -   to retain key employees and hire new employees; and

                  - to ensure that any future business we may develop or acquire will perform in a satisfactory manner.

                  These activities are expected to place a significant strain on our resources. Also, we cannot guarantee that any of these will occur or that we will succeed in managing the results of any success in our nationwide growth strategy.

OUR ANNUAL AND QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS. AS A RESULT, PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.

                  We have experienced significant fluctuations in our results of operations on a quarterly and annual basis. We expect to continue to experience significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside of our control, including:

                  -   demand for and market acceptance of our services;

                  -   customer retention;

                  -   the timing and success of our marketing efforts;

                  - the timing and magnitude of capital expenditures, including costs relating to the expansion of operations;

                  - the timely expansion of existing facilities and completion of new facilities;

                  -   the ability to increase bandwidth as necessary;

                  -   fluctuations in bandwidth used by customers;

                  - introductions of new services or enhancements by us and our competitors;

                  -   increased competition in our markets;

                  - growth of Internet use and establishment of Internet operations by mainstream enterprises; and

                  -   changes in our and our competitors' pricing policies.

A RELATIVELY LARGE PORTION OF OUR EXPENSES ARE FIXED IN THE SHORT-TERM. AS A RESULT, OUR RESULTS OF OPERATIONS WILL BE PARTICULARLY SENSITIVE TO FLUCTUATIONS IN REVENUE.

                  A relatively large portion of our expenses are fixed in the short-term, particularly in respect of data and telecommunications costs, depreciation, real estate interest expense and personnel. Because we will be required to incur these fixed expenses, irrespective of our revenue, our future results of operations are particularly sensitive to fluctuations in revenue.

THE EXPECTED CONTINUED GROWTH IN THE MARKET FOR OUR PRODUCTS AND SERVICES MAY NOT MATERIALIZE OR MAY MATERIALIZE IN A MANNER WE HAVE NOT ANTICIPATED.

                  Our market is new and rapidly evolving. Whether, and the manner in which, the market for our products and services will continue to grow is uncertain. The market for our products and services may be inhibited for a number of reasons, including:

                  - the reluctance of businesses to outsource their Internet integration, enterprise portal development, Web hosting and Internet connectivity needs;

                  - our failure to successfully market our products and services to new customers; and

                  - the inability to maintain and strengthen our brand awareness.

OUR SUCCESS DEPENDS IN LARGE PART ON THE CONTINUED GROWTH OF THE INTERNET
MARKET.

                  Our business would be hurt if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

                  -   access costs;

                  -   inadequate network infrastructure;

                  -   security concerns;

                  - uncertainty of legal and regulatory issues concerning use of the Internet;

                  -   inconsistent quality of service; and

                  - lack of availability of cost-effective, high-speed service.

                  If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it or the Internet's performance and reliability may decline. Similarly, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could, in the future, grow more slowly or decline. This could hurt our business.

WE OPERATE IN AN EXTREMELY COMPETITIVE MARKET AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

                  The Internet-based services market is extremely competitive and many of our competitors are more established and have greater financial resources than us. In addition, there are no substantial barriers to entry in this market. We also expect that competition will intensify in the future. Many of our competitors have greater market presence, engineering and marketing capabilities and financial, technological and personnel resources than we do. As a result, as compared to us our competitors may:

                  - develop and expand their network infrastructures and service offerings more efficiently or more quickly;

                  - adapt more swiftly to new or emerging technologies and changes in customer requirements;

                  - take advantage of acquisitions and other opportunities more effectively; and

                  - more effectively leverage existing relationships with customers or exploit a more recognized brand name to market and sell their services.

                  Our current and prospective competitors, both in New York State and nationally, generally may be divided into the following three groups:

                  - Internet service providers including Concentric Network Corp., Exodus Communications, Inc., Globix Corporation, AboveNet Communications, Inc., PSINet Inc., UUNET Technologies, Inc., Frontier Global Center, GTE Internetworking, Digex, Inc., Verio Inc. and other national and regional providers;

                  - telecommunications companies, such as AT&T Corp., Cable & Wireless plc, Sprint Corporation, MCI WorldCom, Inc., Qwest Communications International Inc., regional telecommunications companies and various cable companies; and

                  - network and system integrators, including IBM Corporation, Oracle Corporation, the Big 5 accounting firms, EDS Corporation and similar entities.

                  We believe that we may also face competition from other large computer hardware and software companies and other media, technology and telecommunications companies.

                  The number of businesses providing Internet-related services is rapidly growing. We are aware of other companies, in addition to those named above, that have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may acquire the capabilities necessary to compete with us through acquisitions.

WE COULD ENCOUNTER SIGNIFICANT PRICING PRESSURE AS A RESULT OF INCREASED COMPETITION AND INDUSTRY CONSOLIDATION.

                  As a result of increased competition and consolidation in the industry, we could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of our services. We may not be able to offset such price reductions even if we obtain an increase in the number of our customers, derive higher revenue from enhanced services or manage to reduce our costs. Increased price or other competition could erode our market share and could significantly hurt our business. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in that environment.

OUR REVENUES ARE HEAVILY DEPENDENT ON TWO CUSTOMERS. IF WE LOSE EITHER OF THESE CUSTOMERS, IF EITHER OF THEM REDUCE THE AMOUNT OF WORK THEY DO WITH US, OR IF WE FAIL TO DIVERSIFY OUR CUSTOMER BASE, OUR BUSINESS WILL SUFFER.

                  We currently derive a substantial portion of our total revenue from two customers - NYSERNet.org, Inc., a not-for-profit corporation that is also affiliated with one of our major stockholders, and the New York State Department of Labor. The loss of either of these customers could significantly hurt our business. For the three months ended March 31, 1999 and 1998, revenue from NYSERNet.org, Inc. represented approximately 30% and 40%, respectively, of our total revenue. For the three months ended March 31, 1999 and 1998, revenue under the agreement with the New York State Department of Labor represented 34% and 27%, respectively, of our total revenue.

                  We have an agreement with NYSERNet to provide NYSERNet and its customers with services. This agreement has an initial term of three years, ending October 1, 2001, and is automatically renewable for successive one-year terms. While the agreement only allows termination by either party under special circumstances, it is still possible that NYSERNet could terminate the agreement or cease working with us. On June 21, 1999 we concluded a contract with NYSERNet to enhance, operate and maintain NYSERNet's next generation Internet backbone network. Our contract with the New York State Department of Labor is for the development and maintenance of the America's Job Bank Web site. This agreement is subject to cancellation by the New York State Department of Labor upon 15 days notice.

                  We cannot assure you that revenue from these two customers or from other customers that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. In addition we may not succeed in diversifying our customer base in future periods.

OUR BUSINESS MODEL ASSUMES THAT WE WILL USE THE GEMINI2000 NETWORK FOR THE DELIVERY OF OUR SERVICES. IF IXC DOES NOT COMPLETE THIS NETWORK, OUR BUSINESS COULD SUFFER.

                  Our business model assumes that we will use IXC's Gemini2000 Network for the delivery of our services. While we believe that we could transfer our business to another network supplier if this network was not available, we may not find an alternate network which would provide comparable technology at a competitive cost. At this time, IXC has not completed construction of the network. In addition, on February 4, 1999, IXC announced that it had hired an investment bank to advise it on strategic alternatives. We are unable to predict the result of this process or the impact it may have on us. Any failure by IXC to complete construction of, or deploy and maintain, the Gemini2000 Network could hurt our business. While IXC has publicly announced its intention to complete construction of the Gemini2000 Network, we do not have a written agreement with them which requires them to do so.

OUR BUSINESS AND EXPANSION MODELS ASSUME THAT WE WILL BE ABLE TO EASILY SCALE THE NETWORK INFRASTRUCTURE WE USE TO ACCOMMODATE INCREASING NUMBERS OF CUSTOMERS AND INCREASED TRAFFIC. HOWEVER, THE SCALABILITY OF THE GEMINI2000 NETWORK IS UNPROVEN.

                  Due to its limited deployment, the ability of the Gemini2000 Network to connect and manage a large number of customers or a large quantity of traffic at high transmission speeds is unproven. This network's ability to be scaled up to meet our expected customer usage levels while maintaining superior performance is also unproven. As the number of our customers grows or as network usage increases, we many need to make additional investments to expand and adapt our network infrastructure and maintain adequate data transmission speeds. Any future expansion and adaptation of our telecommunications and hosting facility infrastructure could require substantial financial, operational, technical and management resources. Furthermore, additional network capacity many not be available from IXC or other third-party suppliers as it is needed by us, and, as a result, our network may not be able to achieve or maintain a sufficiently high capacity for data transmission. Any failure on our part to achieve or maintain high data transmission capacity could significantly reduce customer demand for our services and hurt our business. If we are required to expand our network significantly and rapidly due to increased usage, additional stress will be placed upon our network hardware, traffic management systems and hosting facilities.

WE COULD EXPERIENCE SYSTEM FAILURES AND CAPACITY CONSTRAINTS, WHICH WOULD AFFECT OUR ABILITY TO COMPETE.

                  Interruptions in service to our customers could hurt our business. To succeed, we must be able to operate our network management infrastructure 24 hours per day, seven days per week, without interruption. Our operations depend upon our ability to protect our network infrastructure, our equipment and customer data against damage from human error or "acts of God." Even if we take precautions, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in the services we provide to our customers.

                  At this time, we do not have a formal disaster recovery plan. Although we have attempted to build redundancy into our network and hosting facilities, our network is currently subject to various single points of failure. For example, a problem with one of our routers or switches could cause an interruption in the services we provide to some of our customers. Any interruptions in service could:

                  -   cause end users to seek damages for losses incurred;

                  - require us to spend more money replacing existing equipment, expanding facilities or adding redundant facilities;

                  - cause us to spend money on existing or new equipment and infrastructure earlier than we plan;

                  -   damage our reputation for reliable service;

                  - cause existing end-users and resellers to cancel our contracts; or

                  - make it more difficult for us to attract new end-users and partners.

                  Any of these results could hurt our business.

                  Failure of the national telecommunications network and Internet infrastructure to continue to grow in an orderly manner could result in service interruptions. While the national telecommunications network and Internet infrastructure have historically developed in an orderly manner, there is no guarantee that this will continue as the network expands and more services, users and equipment connect to the network. Failure by our telecommunications providers to provide us with the data communications capacity we require could cause service interruptions, which could hurt our business.

WE ARE DEPENDENT ON NETWORKS BUILT AND OPERATED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO A RELIABLE NETWORK, OUR BUSINESS WILL SUFFER.

                  In delivering our services, we rely on networks, which are built and operated by others. We do not have control over these networks, nor can we guarantee that we will continue to have access on terms that fit our business needs.

                  Our use of the infrastructure of other communications carriers presents risks. Our success partly depends upon the capacity, scalability, reliability and security of the network infrastructure provided to us by telecommunications network suppliers, including IXC, Bell Atlantic Corp. and Sprint Corporation. Our nationwide expansion plans require rapid expansion of network capacity, which we expect will be satisfied through the completion of the Gemini2000 Network. Without this expanded capacity, our ability to execute our business strategy could be hurt. In addition, future expansion and adaptation of our network infrastructure may require substantial financial, operational and management resources. We may not be able to expand or adapt our network infrastructure on a timely basis and at a commercially reasonable cost to meet additional demand, changing customer requirements or evolving industry standards. In addition, if demand for usage of our network were to increase faster than projected or were to exceed our current forecasts, the network could experience capacity constraints which would hurt its performance.

                  We also depend on our telecommunications suppliers to provide uninterrupted and error-free service through their telecommunications networks. If these suppliers greatly increased the prices for their services or if the telecommunications capacity available to us was insufficient for our business purposes, and we were unable to use alternative networks or pass along any increased costs to our customers, it could hurt our business.

OUR NETWORK AND SOFTWARE ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS WHICH COULD RESULT IN OUR LIABILITY FOR DAMAGES AND HARM OUR REPUTATION.

                  Despite the implementation of network security measures, the core of our network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. This could result in our liability for damages, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems caused by third parties could lead to interruptions and delays or to the cessation of service to our customers.

Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers.

                  We rely upon encryption and authentication technology listed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Although we intend to continue to implement industry-standard security measures, in the past some of these standards have occasionally been circumvented by third parties. Therefore, we cannot assure you that the measures we implement will not be circumvented. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions, delays or cessation of service to our customers, which could hurt our business.

OUR BRAND IS NOT WELL KNOWN, AND FAILURE TO DEVELOP BRAND RECOGNITION COULD HURT OUR BUSINESS.

                  To successfully execute our strategy, we must strengthen our brand awareness. While many of our competitors have well-established brands in Internet services, to date, our market presence has been limited principally to New York State. We have generated our existing revenue primarily through a small sales force and word of mouth. In order to build our brand awareness, our marketing efforts must succeed, and we must provide high quality services. We expect to increase our marketing budget substantially as part of our brand building efforts. We cannot assure you that these investments will succeed as planned. If we do not build our brand awareness, our ability to realize our strategic and financial objectives could be hurt.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR BUSINESS COULD SUFFER.

                  If we do not successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or new technologies or enhancements used or developed by us do not gain market acceptance, our business could be hurt. The Internet industry is characterized by rapidly changing technology, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our future success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner, all while continuing to develop our business model and rolling-out our services on a national level:

                  -   effectively use and integrate leading technologies;

                  -   continue to develop our technical expertise;

                  -   enhance our  products and current networking services;

                  - develop new products and services that meet changing customer needs;

                  -   have the market accept our services;

                  -   advertise and market our products and services; and

                  - influence and respond to emerging industry standards and other changes.

                  We cannot assure you that we will successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies or enhancements used or developed by us will achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. In addition, we cannot assure you that, if required, we will successfully adapt our network and services to alternate access devices and conduits.

                  If our services do not continue to be compatible and interoperable with products and architectures offered by other industry members, our ability to compete could be impaired. Our ability to compete successfully is dependent, in part, upon the continued compatibility and interoperability of our services with products and architectures offered by various other members of the industry. Although we intend to support emerging standards in the market for Internet access, we cannot assure you that we will be able to conform to new standards in a timely fashion and maintain a competitive position in the market. Our services rely on the continued widespread commercial use of Transmission Control Protocol/Internetwork Protocol, commonly known as TCP/IP, which is an industry standard to facilitate the transfer of data. Alternative open protocol and proprietary protocol standards could emerge and become widely adopted. A resulting reduction in the use of TCP/IP could render our services obsolete and unmarketable. Our failure to anticipate the prevailing standard or the failure of a common standard to emerge could hurt our business.

WE DERIVE SIGNIFICANT REVENUE FROM CONTRACTS WITH GOVERNMENT AGENCIES. THESE CONTRACTS OFTEN ARE SUBJECT TO A COMPLEX PROCUREMENT PROCESS, REQUIRE COMPLIANCE WITH VARIOUS GOVERNMENT REGULATIONS AND POLICIES AND MAY BE SUBJECT TO UNILATERAL TERMINATION OR MODIFICATION BY THE GOVERNMENT. IN ADDITION, CHANGES IN GOVERNMENT FUNDING AND OTHER POLICY DECISIONS COULD JEOPARDIZE OUR CONTRACTS WITH GOVERNMENT AGENCIES.

                  Contracts with various government agencies accounted for approximately 50% of our revenues in the quarter ended March 31, 1999. Government contracts are often subject to a competitive bidding process, which is governed by applicable federal and state statutes and regulations. The procurement process for government contracts is complex and can be very time consuming.

                  Because of our contracts with governmental agencies, we are required to comply with various government regulations and policies. For instance, we are required to maintain employment policies relating to equal opportunity, and we are subject to audit by the government to confirm our compliance with these policies. If we fail to comply with regulations which apply to government contractors, we may face sanctions, including substantial fines and disqualification from being awarded government contracts in the future.

                  Contracts with governmental agencies are subject to the risk of unilateral termination by the government for its convenience and reductions in services, or modifications in contractual terms, due to changes in the government's requirements or to budgetary restraints.

                  In addition, the government may not continue to fund the projects and programs with which we work. Even if funding continues, we may not obtain this funding. We cannot assure you that we will be able to procure additional government contracts, that we will be able to retain our existing government contracts or, if retained, that these contracts will be fully funded.

WE MAY BE EXPOSED TO RISKS ASSOCIATED WITH ACQUISITIONS, INCLUDING INTEGRATION RISKS AND RISKS ASSOCIATED WITH METHODS OF FINANCING AND THE IMPACT OF ACCOUNTING TREATMENT. COMPLETED ACQUISITIONS MAY NOT ENHANCE OUR BUSINESS.

                  A component of our strategy is to acquire network assets, Internet-related technologies and businesses complementary to our operations. Any future acquisitions would be accompanied by the risks commonly encountered in acquisitions, including:

                  - the difficulty of assimilating the operations and personnel of acquired companies;

                  -   the potential disruption of our business;

                  - the inability of our management to maximize our financial and strategic position by the incorporation of an acquired technology or business into our service offerings;

                  - the difficulty of maintaining uniform standards, controls, procedures and policies; and

                  - the potential loss of key employees of acquired businesses, and the impairment of relationships with employees and customers as a result of changes in management.

                  We cannot assure you that any completed acquisition will enhance our business. If we proceed with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of our available cash, including proceeds of this offering, could be used to consummate the acquisitions. If we were to consummate one or more acquisitions in which the consideration consisted of stock, our stockholders could suffer significant dilution of their interest in us. In addition, we could incur or assume significant amounts of indebtedness in connection with acquisitions. Acquisitions required to be accounted for under the purchase method could result in significant goodwill and/or amortization charges for acquired technology.

WE ARE DEPENDENT ON OUR HARDWARE AND SOFTWARE SUPPLIERS TO PROVIDE US WITH THE PRODUCTS AND SERVICES WE NEED TO SERVE OUR CUSTOMERS.

                  We rely on outside vendors to supply us with computer hardware, software and networking equipment. These products are available from only a few sources. We purchase virtually all of these products from Sun Microsystems, Inc., Compaq Computer Corporation and Cisco Systems, Inc. We cannot assure you that we will be able to obtain the products and services that we need on a timely basis and at affordable prices.

                  We have in the past experienced delays in receiving shipments of equipment purchased for resale. To date, these delays have not adversely affected us, but we cannot guarantee that we will not be adversely affected by delays in the future. We may not be able to obtain computer equipment on the scale and at the times required by us at an affordable cost. Our suppliers may enter into exclusive arrangements with our competitors or stop selling us their products or services at commercially reasonable prices. If our sole or limited source suppliers do not provide us with products or services, our business, financial condition and results of operations may be significantly hurt.

WE OPERATE IN AN UNCERTAIN REGULATORY AND LEGAL ENVIRONMENT. NEW LAWS AND REGULATIONS COULD HARM OUR BUSINESS.

                  We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. Our business could suffer depending on the extent to which our activities are regulated or proposed to be regulated.

                  While there are currently few laws or regulations which specifically regulate Internet communications, laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. There is much uncertainty regarding the market-place impact of these laws. In addition, various jurisdictions already have enacted laws covering intellectual property, privacy, libel and taxation that could affect our business by virtue of their impact on online commerce. Further, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. If we become subject to claims that we have violated any laws, even if we successfully defend against these claims, our business could suffer. Moreover, new laws that impose restrictions on our ability to follow current business practices or increase our costs of doing business could hurt our business.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR DISTRIBUTING OR PUBLISHING CONTENT OVER THE INTERNET, WHICH COULD BE COSTLY FOR US TO DEFEND.

                  It is possible that claims will be made against online services companies and Internet access providers in connection with the nature and content of the materials disseminated through their networks. Several private lawsuits are pending which seek to impose liability upon online services companies and Internet access providers as a result of the nature and content of materials disseminated over the Internet. If any of these actions succeed, we might be required to respond by investing substantial resources in connection with this increased liability or by discontinuing some of our service or product offerings. Also, any increased attention focused upon liability issues relating to the Internet could also have a negative impact on the growth of Internet use. Although we carry general liability insurance, it may not be adequate to compensate us or it may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance that we incur as a result of liability or asserted liability for information carried on or disseminated through our networks could hurt our business.

OUR COMPUTER SYSTEMS AND THOSE OF OUR BUSINESS PARTNERS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY CAUSE SYSTEM FAILURES AND DISRUPTIONS OF OPERATIONS.

                  The risks posed by the Year 2000 issue could hurt our business in a number of significant ways. Many currently installed computer systems and software products accept only two digit entries in the date code field and will not distinguish 21st century dates from 20th century dates. This may result in system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

                  We are currently conducting a Year 2000 readiness review including assessment, implementation, testing and contingency planning. After evaluating our internally developed software, we believe that this software is Year 2000 compliant. However, we utilize software and hardware developed by third parties both for our network and for our internal information systems. Therefore, we are still in the process of seeking assurances from our vendors that their products are Year 2000 compliant. To date, we have not received any responses from our vendors that lead us to believe that we will be unprepared for the year 2000.

                  We expect to continue assessing and testing our internal information technology systems during this year. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in our systems.

                  In addition, Year 2000 issues may also impact other entities with which we do business, including those responsible for maintaining telephone and Internet communications. If these entities fail to take preventative or corrective actions in a timely manner, the Year 2000 issue could hurt our business in ways which are not now quantifiable.

                  We do not have any information regarding the Year 2000 status of our customers, most of whom are private companies. If our customers experience Year 2000 problems which result in business interruptions or otherwise impact their operations, we could experience a decrease in the demand for our services, which could hurt our business.

                  To date, we have not incurred and do not foresee any significant expenses associated with our Year 2000 plan. Apart from the risk that we may not achieve Year 2000 compliance, we believe that a loss of revenues, which could be significant, would arise if our major customers or providers fail to achieve Year 2000 readiness.

WE MAY NEED ADDITIONAL FUNDS WHICH, IF AVAILABLE, COULD RESULT IN DILUTION OF YOUR SHAREHOLDINGS OR AN INCREASE IN OUR INTEREST EXPENSE. IF THESE FUNDS ARE NOT AVAILABLE, OUR BUSINESS COULD BE HURT.

                  We intend to use the proceeds from our recently completed initial public offering to fund the expansion of our sales and marketing efforts, build our new data centers, expand our customer support services and for working capital and general corporate purposes. While we believe that the proceeds from this offering will be sufficient for these purposes, we may need to raise additional funds through public or private debt or equity financings in order to:

                  - take advantage of anticipated opportunities or acquisitions of complementary assets, technologies or businesses;

                  -   develop new products; or

                  -   respond to unanticipated competitive pressures.

                  If additional funds become necessary, additional financing may not be available on terms favorable to us or available at all. If adequate funds are not available or are not available on acceptable terms when needed, our business could be hurt.

                  If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, these securities would have some rights, preferences and privileges senior to those of the holders of our common stock, and the terms of this debt could impose restrictions on our operations and result in significant interest expense to us.

SIGNIFICANT STOCKHOLDERS AND CURRENT MANAGEMENT CONTROL APPROXIMATELY 74% OF OUR COMMON STOCK, AND THESE PARTIES MAY HAVE CONFLICTS OF INTEREST.

                  As of July 19, 1999, IXC Internet Services, Inc., NYSERNet.net, Inc. and Grumman Hill Investments, L.P. own approximately 28.0%, 23.1% and 14.0%, respectively, of our outstanding common stock. In addition, our executive officers and directors may be deemed to beneficially own in the aggregate approximately 74% of our outstanding common stock, including shares of our common stock owned by IXC, NYSERNet.net and Grumman Hill that may be deemed to be owned by some of our officers and directors as a result of their relationships with these entities. Accordingly, IXC, NYSERNet.net, Grumman Hill and our officers and directors, whether acting alone or together, are able to exert considerable influence over any stockholder vote, including any vote on the election or removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change in control transactions. As a consequence, our business could be hurt. IXC, Grumman Hill and NYSERNet.net each have one representative on our board of directors. In addition, three of our directors and/or executive officers are also directors of NYSERNet.net and NYSERNet.org, Inc., a not-for-profit corporation that is also affiliated with NYSERNet.net. Two of our executive officers are executive officers of NYSERNet.net and/or NYSERNet.org. Grumman Hill has a significant equity interest in IXC. NYSERNet.net, NYSERNet.org, IXC, Grumman Hill and our officers and directors may have conflicts of interest among themselves, and their interests could conflict with the interests of our other stockholders.

WE ARE DEPENDENT ON KEY PERSONNEL AND OPERATE IN AN INDUSTRY WHERE IT IS DIFFICULT TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

                  We expect that we will need to hire additional personnel in all areas of our business. The competition for personnel throughout our industry is intense. At times, we have experienced difficulty in attracting qualified new personnel. If we do not succeed in attracting new, qualified personnel or retaining and motivating our current personnel, our business could suffer. We are also dependent on the continued services of our key personnel, including our senior management. We have entered into employment agreements with Richard Mandelbaum, Lawrence B. Helft, James D. Luckett, Denis J. Martin, Mark A. Oros and David A. Buckel. We have also secured key man insurance policies on the lives of Messrs. Mandelbaum, Oros and Martin.

OUR STOCK PRICE MAY BE VOLATILE.

                  Pursuant to our initial public offering, we began offering our common stock to the public on April 30, 1999, and the public market for our common stock is not well-established. We cannot assure you that an active trading market will develop or be sustained, nor can we provide you with any guarantees as to how liquid that market might become. Further, we cannot guarantee that the price of our common stock will not decline. Stock prices of technology companies, especially Internet-related companies, have been highly volatile. The current trading price of our common stock may not be indicative of prices that will prevail in the trading market. Various factors could cause the market price of our common stock to fluctuate substantially.
These factors may include:

                  -   variations in our revenue, earnings and cash flow;

                  - announcements of new service offerings, technological innovations or price reductions by us, our competitors or providers of alternative services; and

                  - changes in analysts' recommendations or projections and general economic and market conditions.

                  In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company in question. If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management's attention and resources.

                  Also, a substantial number of shares of common stock issuable upon exercise of outstanding stock options will also become available for resale in the public market at prescribed times. In connection with the registration of this re-offer prospectus, we registered under the Securities Act the shares of common stock reserved for issuance under our stock option plans.

OUR STOCK PRICE MAY BE AFFECTED BY THE AVAILABILITY OF SHARES FOR FUTURE SALE. THE FUTURE SALE OF LARGE AMOUNT OF OUR STOCK, OR THE PERCEPTION THAT THESE SALES COULD OCCUR, COULD NEGATIVELY AFFECT OUR STOCK PRICE.

                  The market price of our common stock could drop as a result of future sales of a large number of shares of common stock in the market after the offering.

                  As a result of this re-offer prospectus, approximately 21.3% of the shares of our outstanding common stock no longer qualify as "restricted securities" under Rule 144 of the Securities Act and, under the Securities Act, these shares may be freely offered and sold. However, stockholders who sell shares of our common stock under this re-offer prospectus must comply with the volume of sale limitations imposed under Rule 144(e) of the Securities Act. In addition, holders of 94% of the shares covered by this re-offer prospectus are parties to lock-up agreements which are further discussed in the registration statement for our initial public offering and under which the holders of these shares have agreed not to sell or otherwise dispose of any of their shares during the 180-day lock-up period.

                  Upon effectiveness of this re-offer prospectus, 54.2% of the shares of our common stock continue to be restricted securities. The holders of these shares are also parties to the lock-up agreements described above and in the registration statement for our initial public offering. The holders of these restricted shares have registration rights with respected to these restricted shares and with respect to any after-acquired shares and these registration rights could be exercised after expiration of the 180-day lock-up period. Also, under Rule 144 these share become freely tradable in the future.

                  Therefore, through this re-offer prospectus, as a result of registration rights and under Rule 144, large amounts of the shares of our common stock may become freely tradable and affect the market for our stock.

                                   THE COMPANY

                  Certain statements in this re-offer prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or those of the industry in which we operate, to be materially different from any expected future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed in our reports under the Securities Exchange Act of 1934 and in the registration statement of our initial public offering of common stock.

                  We are a leading provider of one-stop Internet solutions to the business mid-market and public sector, offering an extensive array of high performance, reliable and scalable Internet technology products and services. Our products and services can be tailored to meet our customers' requirements. We provide the following products and services, either individually or as part of a one-stop package:

                  - Internet integration and enterprise portal development, including custom software application development, Web site design and development and upgrading of legacy systems;

                  - Web hosting, consisting of custom hosting solutions and outsourcing, shared server, dedicated server and co-location hosting solutions; and

                  - Internet connectivity, including virtual private network solutions, network and security consulting and dedicated Internet access.

                  We market our products and services to the business mid-market and public sector institutions. We believe these businesses and institutions are increasingly demanding one-stop solutions for Internet services due to the difficulty and expense of managing and integrating the products and services of multiple vendors. Our comprehensive suite of products and services enables our customers to capitalize on the wide variety of critical data communication opportunities made possible by the Internet.

                  Historically, we have generated our revenues using a small sales force and have expanded our customer base primarily through word of mouth. We are rapidly building our sales and marketing efforts nationally to more aggressively pursue customers. We have targeted 20-30 metropolitan areas throughout the United States which have high concentrations of businesses and intend to grow our direct sales force by more than 100 over the next two years. These targeted markets, where we plan to have a physical local presence, coincide with the planned points of presence, or POPs, of our strategic partner, IXC Internet Services, Inc.

                                 USE OF PROCEEDS

                  We will not receive any of the proceeds from the sale of the shares registered through this re-offer prospectus.

                              SELLING STOCKHOLDERS

                  The shares of our common stock to which this re-offer prospectus relates are being registered for re-offers and resales by selling stockholders who have acquired the relevant shares pursuant to the exercise of options granted under our 1996 Incentive Stock Option Plan. The selling stockholders named below may resell all, a portion or none of the relevant shares at any time. In addition, certain unnamed stockholders who are not affiliates of us and who hold less than 1,000 shares of our common stock issued under our 1996 option plan may use this re-offer prospectus to sell those shares. However, a stockholder who sells shares pursuant to this re-offer prospectus must comply with Rule 144(e) under the Securities Act, which limits the number of shares that may be sold by any stockholder during any three month period.

                  The table below sets forth, with respect to each selling stockholder and based upon the information available to us as of July 15, 1999, the selling stockholders' relationship, if any, with us within the past three years and the number of shares owned by each selling stockholder which may be sold pursuant to this re-offer prospectus. In addition to the shares of our common stock which are made available for resale pursuant to this re-offer prospectus, various selling stockholders hold options to purchase additional common stock from us. We cannot assure you that any of the selling stockholders will sell any or all of the shares of common stock to which this re-offer prospectus relates. In the event that any selling stockholder sell the shares set forth below without exercising more options for shares of our common stock or otherwise acquiring shares of our common stock, that selling stockholder will no longer hold shares of our common stock.

                                                                                Number of
                                                                           AppliedTheory common
                                                                            stock beneficially
                                           Relationship with                owned that may be
     Name                                    AppliedTheory                  sold hereunder (1)
-------------------------------- ---------------------------------------- -----------------------
Marc Bortniker                   Former employee, Director of Sales              37,500

Charles Brauch                   Former member of Board of Directors             49,688

David A. Buckel                  Chief Financial Officer, Vice                  180,000
                                 President, Assistant Secretary and
                                 Treasurer

Linda D. Carl                    Manager, Internet Publishing                     1,407

Jeffrey J. Condon                Former employee, Director of Web                38,391
                                 Enabling Solutions

Barbara T. DeMong                Project Engineer                                 1,875

Patricia Foster                  Human Resources Manager                          3,095

Angelo Gencarelli                Senior Director of Accounting and              17, 438
                                 Controller

                                                                                Number of
                                                                           AppliedTheory common
                                                                            stock beneficially
                                           Relationship with                owned that may be
     Name                                    AppliedTheory                  sold hereunder (1)
-------------------------------- ---------------------------------------- -----------------------
David Grimes                     Lead Developer                                  15,285

Shelley A. Harrison (2)          Member of Board of Directors,                  187,500
                                 Consultant

Stephen Kankus                   Manager, Member Service                          6,000

Therese M. Kennett               Contracts Specialist                             1,032

James D. Luckett                 Senior Vice President, Business                600,000
                                 Development

Richard Mandelbaum (3)           Chairman and Chief Executive Officer         2,331,563

Denis J. Martin                  Senior Vice President, Software                420,188
                                 Development

Pat McManus                      Lead Developer                                   7,500

Anne Murphy                      Assistant Controller                             3,095

Mark A. Oros                     Vice President and Chief Technical             416,813
                                 Officer

William C. Owens (4)             Manager, Advanced Network Technology             1,875

John J. Pendray                  Member of Board of Directors                    48,278

Jeffrey Renk                     Project Manager                                  4,032

Robert G. Riley                  Director, Network Solutions                      2,348

George Sadowsky                  Member of Board of Directors                    51,090

Edward Siciliano                 Vice President, Eastern US Sales                19,407

Vicki Stottlar                   Implementation Specialist                        1,548

Paul M. White                    Upstate Sales Manager                            2,111

John A. Wingert                  Vice President, Operations                      10,032

Mary Fran Yafchak                Network Applications Implementation              1,031
                                 Manager

Yechiam Yemini                   Former Member of Board of Directors             51,090

                  (1) This number reflects only the number of shares of common stock owned by each selling stockholder which is available for resale hereunder. It does not reflect options granted to, and held by selling stockholders which may be exercised to acquire additional shares of our common stock,

                  (2) Includes 187,500 shares of our common stock which are held by Harrison Enterprises, Inc. and owned by Shelley Harrison and Susanne Harrison.

                  (3) Includes 750,000 shares held by Paulette Mandelbaum as trustee for the Mandelbaum Descendants' Trust.

                  (4) Does not include 188 shares of our common stock held by Jacqueline A. Owens.

                              PLAN OF DISTRIBUTION

                  In selling their shares in reliance upon this re-offer prospectus, the selling stockholders will be acting as principals for their own account. We will not receive any proceeds from sales of any of those shares.

                  The shares to be offered through this re-offer prospectus may be sold or transferred for value by the selling stockholders, or by pledgees, donees, transferees or other successors in interest to the selling stockholders, in one or more transactions on NASDAQ, in a negotiated transaction or in a combination of these methods of sale. The sale of shares pursuant to this re-offer prospectus shall be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares to or through broker-dealers, and broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agent and the compensation received by broker-dealers may be less than, or in excess of, customary commissions.

                  The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling stockholders will be borne by them.

                  In addition to the shares sold hereunder, a selling stockholder may, at the same time, sell any shares of common stock, including the shares to be offered through this re-offer prospectus, owned by him or her in compliance with all of the requirements of Rule 144 under the 1933 Act, regardless of whether such shares are covered by this re-offer prospectus.

                  There is no assurance that any of the selling stockholders will sell all or any portion of the shares offered hereby.


                                  LEGAL MATTERS

                  The validity of the common stock offered hereby will be passed upon for us by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York
NY 10019.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT APPLIEDTHEORY

                  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") which relate to our business, financial condition and other matters. You nay read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission upon payment of prescribed fees. The Commission maintains an Internet Web site that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the Commission. The address of this Web site is http://www.sec.gov. Our reports, proxy statements and other information may also be read and copied at the offices of the AppliedTheory at 40 Cutter Mill Road, Suite 405, Great Neck, NY 11021. We invite you to visit our Web site at http://www.appliedtheory.com to learn more about us.

                  The Commission allows us to "incorporate by reference" in this re-offer prospectus the information contained in other documents that we file with them, which means that we can disclose important information to you by referring to those filed documents. The information incorporated by reference is considered to be a part of this re-offer prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all the shares offered by this re-offer prospectus or until we decide to terminate this offering before all shares offered by this prospectus are sold.

                  a) Our prospectus, filed pursuant to Rule 424(b) of the Securities Act, and the registration statement on Form S-1 dated April 30, 1999 (No. 333-72133), which includes audited financial statements for our latest fiscal year;

                  b) Our quarterly report on Form 10-Q for the quarter ended March 31, 1999 which was filed on June 11, 1999;

                  c)     Our current report on Form 8-K filed on July 7, 1999;
                         and

                  d) The description of our common stock contained in our registration statement on Form 8-A, filed under Section 12(g) of the Securities Exchange Act of 1934 on April 13, 1999, as amended, including any amendment or report filed for the purpose of updating that description.

                  Any statement contained in this re-offer prospectus or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this re-offer prospectus or in any other subsequently filed document, which also is, or is deemed to be, incorporated into this re-offer prospectus by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this into this re-offer prospectus.

                  We will provide without charge to each person to whom this re-offer prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this re-offer prospectus (excluding exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents). Written or telephonic requests should be directed to David A. Buckel, Vice President and Chief Financial Officer, AppliedTheory Corporation, 40 Cutter Mill Road, Suite 405, Great Neck, NY 11021, telephone (516) 466-8422.

                  This re-offer prospectus is a part of a registration statement on Form S-8 that we filed with the Commission. This re-offer prospectus does not contain all of the information set forth in the registration statement and its exhibits. Copies of the registration statement and its exhibits may be obtained from the Commission as indicated above upon payment of prescribed fees.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                  Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

                  Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

                  The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's certificate of incorporation contains such a provision.

                  The Company's certificate of incorporation and bylaws provide that the Company shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

                  The Company has offered to enter into an indemnification agreement with each of its directors. The indemnification agreements provide that the Company will indemnify the directors to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and by the certificate of incorporation and the bylaws.

                  The employment agreements of the Company's executive officers provide that the Company shall indemnify the officers to the fullest extent permitted by law and by the certificate of incorporation and bylaws.

                                TABLE OF CONTENTS

                                                                            Page
         Risk Factors........................................................I-2

         The Company........................................................I-16

         Use of Proceeds....................................................I-17

         Selling Stockholders...............................................I-17

         Plan of Distribution...............................................I-19

         Legal Matters......................................................I-19

         Where you can Find More Information about AppliedTheory............I-20

         Indemnification for Securities Act Liabilities.....................I-21

         Available Information..............................................I-24

                              AVAILABLE INFORMATION

                  We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information which we file with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site, located at http:\\www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically. The Common Stock of the Company is traded in the over-the-counter market and quoted on the Nasdaq National Market. Reports, proxy and information statements and such other information concerning the Company can be inspected at such offices.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed with the Commission are hereby incorporated by reference:

                  a) Our prospectus, filed pursuant to Rule 424(b) of the Securities Act, and the registration statement on Form S-1 dated April 30, 1999 (No. 333-72133), which includes audited financial statements for our latest fiscal year;

                  b) Our quarterly report on Form 10-Q for the quarter ended March 31, 1999 which was filed on June 11, 1999;

                  c)  Our current report on Form 8-K filed on July 7, 1999; and

                  d) The description of our common stock contained in our registration statement on Form 8-A, filed under Section 12(g) of the Securities Exchange Act of 1934 on April 13, 1999, as amended, including any amendment or report filed for the purpose of updating that description.

                  All other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of those documents.

                  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.      DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

                  Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

                  The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under Securities Act of 1933, as amended.

                  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's certificate of incorporation contains such a provision.

                  The Company's certificate of incorporation and bylaws provide that the Company shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

                  The Company and each of its directors have entered into an indemnification agreement. The indemnification agreements provide that the Company will indemnify the directors to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and by the certificate of incorporation and the bylaws.

                  The employment agreements of the Company's executive officers provide that the Company shall indemnify the officers to the fullest extent permitted by law and by the certificate of incorporation and bylaws.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

                  The restricted securities to be re-offered or re-sold through this registration statement are exempt pursuant to Section 4(2) under the Securities Act. These restricted securities were issued as a non-public offering of securities, pursuant to exercises of stock options issued to employees and directors under our 1996 Incentive Stock Option Plan.

ITEM 8.      EXHIBITS.

                  The following documents are filed as Exhibits hereto:

Exhibit
Number            Description
------            -----------
4.1               1996 Incentive Stock Option Plan (incorporated by reference to
                  Exhibit 10.02 to the registration statement on Form S-1
                  (Commission File No. 333-72133) which was filed on April 12,
                  1999).

4.2               1999 Stock Option Plan (incorporated by reference to Exhibit
                  10.22 to Registration Statement on Form S-1 for AppliedTheory
                  Corporation (Commission File No. 333-72133) which was filed on
                  April 12, 1999).

Exhibit
Number            Description
------            -----------
4.3               1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 for
                  AppliedTheory Corporation (Commission File No. 333-72133)
                  which was filed on April 12, 1999).

5.1 Opinion and Consent of Dewey Ballantine LLP with respect to the legality of the securities being registered

23.1 Consent of Dewey Ballantine LLP (contained in their opinion filed herewith as Exhibit 5.1)

23.2              Consent of Grant Thornton, L.L.P.

24.1 Power of Attorney of directors and certain officers of the Company (included on Signature Page)

ITEM 9.      UNDERTAKINGS.

a)       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Neck, State of New York, as of the 19th day of July, 1999.


                                                     APPLIEDTHEORY CORPORATION

                                                     By: /s/ Richard Mandelbaum
                                                         Richard Mandelbaum
                                                         Chairman and
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose name appears below constitutes and appoints Richard Mandelbaum and David
A. Buckel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments to this registration statement, and to file the same, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                          Capacity                                  Date
               ---------                                          --------                                  ----
                                            Chairman of the Board, Chief Executive Officer and
  /s/ Richard Mandelbaum                    Director                                                      July 19, 1999
----------------------------------          (Principal Executive Officer)
Richard Mandelbaum

 /s/ David A. Buckel                        Vice President and Chief Financial Officer                    July 19, 1999
----------------------------------          (Principal Financial and Accounting Officer)
David A. Buckel

 /s/ James Guthrie                          Director                                                      July 19, 1999
----------------------------------
James Guthrie

 /s/ Shelley A. Harrison                    Director                                                      July 19, 1999
----------------------------------
Shelley A. Harrison

 /s/ James T. Kelsey                        Director                                                      July 19, 1999
----------------------------------
James T. Kelsey

 /s/ John J. Pendray                        Director                                                      July 19, 1999
----------------------------------
John J. Pendray

 /s/ George Sadowsky                        Director                                                      July 19, 1999
----------------------------------
George Sadowsky

                            APPLIEDTHEORY CORPORATION

                                -----------------

                                    EXHIBITS

                                       for

                             REGISTRATION STATEMENT

                                       ON

                                    FORM S-8

                                -----------------